Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-77909 on Form N-1A of our report dated September 15, 2026 relating to the consolidated financial statements and consolidated financial highlights of Fidelity SAI Inflation-Focused Fund appearing on Form N-CSR of Fidelity Oxford Street Trust for the year ended July 31, 2026, and to the references to us under the headings “Consolidated Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 21, 2026